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                                                                     Exhibit 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Investment Grade Portfolio--11 (BBB Quality or Better), Long-Intermediate Term Series, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-70583 of our report dated April 23, 1999 relating to the Statement of Condition of Municipal Investment Trust Fund, Investment Grade Portfolio--11 (BBB Quality or Better), Long-Intermediate Term Series, Defined Asset Funds, and to the reference to us under the heading 'How the Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 23, 1999